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                                                                  EXECUTION COPY


                        SEPARATION AND RELEASE AGREEMENT


         This SEPARATION AND RELEASE AGREEMENT ("Agreement") is made and entered into by and between KEY ENERGY SERVICES, INC., a Maryland corporation (the "Company"), and THOMAS K. GRUNDMAN ("Executive") on this 6th day of May, 2002.

         WHEREAS, Executive and the Company are parties to an employment agreement dated as of February 15, 2002, as in effect on the date hereof (the "Employment Agreement");

         WHEREAS, in addition to other offices held from time to time, Executive has most recently served as Executive Vice President - M&A and International of the Company;

         WHEREAS, Executive and the Company desire to terminate the employment relationship between Executive and the Company effective as of the date hereof;

         WHEREAS, Executive is indebted to the Company pursuant to a Demand Note of Executive dated August 3, 1999 (the "Demand Note"), which is subject to the letter agreement dated July 1, 2000 between the Company and Executive (the "Note Letter Agreement"), in an aggregate amount of principal and accrued and unpaid interest equal to $58,359.47 (the "Indebtedness Amount") on April 26, 2002 (with interest accruing thereafter at a rate of $8.38 per day); and

         WHEREAS, it is the desire of the Company and Executive that they enter into a written agreement in order to confirm and establish their respective rights, duties, and obligations, to resolve any and all claims and differences that may exist, and generally for to provide mutual releases to one another from any and all claims or other matters as set forth herein;

         NOW, THEREFORE, for and in consideration of the premises and the consideration more fully set forth hereinafter, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

         1. COMPANY REFERENCES. All references used herein to "Company" shall refer to Key Energy Services, Inc. and its subsidiaries and affiliates, and the successors of the Company and its subsidiaries and affiliates.

         2. TERMINATION DATE. The employment relationship between Executive and Company shall terminate and cease as of 5:00 p.m. (New York time) on the date hereof (the "Termination Date"), and neither party shall have any further rights or obligations with respect to or arising from such employment relationship except as provided herein and in Section 6 of the Employment Agreement (together with any other provisions of the Employment Agreement necessary or desirable to enforce such Section 6). Effective as of the Termination Date, Executive hereby tenders, and Company accepts, Executive's resignation from any and all offices and positions that Executive may hold in the Company.

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         On the Termination Date, Executive shall be paid (i) any unpaid portion of his base salary (as specified in the Employment Agreement; "Base Salary") through the Termination Date, and (ii) for any accrued but unused vacation days in accordance with the policy of the Company (payable in an amount equal to the Base Salary divided by 255 and multiplied by the number of accrued but unused vacation days).

         3.   SEVERANCE BENEFITS.

              (a) Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then:

              (i) on the date which is the eighth day after the Termination Date (the "Effective Date"), the Company agrees (A) to pay to Executive Eight Hundred Forty Thousand Dollars ($840,000), in thirty-six (36) substantially equal monthly installments payable on the last day of each calendar month, commencing on the first such date on or after the Effective Date and (B) to forgive the remaining $50,000 principal of, and all accrued and unpaid interest on, the Demand Note; and

              (ii) in addition, the Company shall, in accordance with the provisions of the Note Letter Agreement (A) pay to Executive, within thirty (30) days of the actual filing of Executive's 2002 federal and state income tax returns, a "gross-up" bonus (the "2002 Note Letter Bonus") equal to the amount of federal, state and local income or payroll taxes paid by Executive by virtue of the forgiveness of the Indebtedness Amount, which such amount shall be certified by Executive's accountant in a statement delivered to the Company within fifteen (15) days of the actual filing of Executive's 2002 federal and state income tax returns, and (B) pay to Executive, on or prior to the later of May 15, 2002 or thirty (30) days after the actual filing of Executive's 2001 federal and state income tax returns, a "gross-up" bonus (the "2001 Note Letter Bonus") equal to $43,348.00, being the amount of federal, state and local income or payroll taxes paid by Executive by virtue of the forgiveness of $55,575.00 principal amount of, and accrued interest on, the Demand Note that was forgiven in 2001; PROVIDED, HOWEVER, that (x) the Company shall prepay to Executive such portion of the 2002 Note Letter Bonus as may be required to satisfy withholding requirements in respect of the forgiveness of the Demand Note specified above and the 2002 Note Letter Bonus and (y) the 2001 Note Letter Bonus shall be reduced by any prepayments thereof that the Company has made to Executive.

         The Company may make any tax withholding from any payments made pursuant to this SECTION 3(a) that it deems to be necessary under applicable tax laws. If there is a Change in Control (as such term is defined in Exhibit A hereto) after the Termination Date and while Executive is entitled to any payments pursuant to SECTION 3(a)(i)(A) hereof, all such payments pursuant to such SECTION 3(a)(i)(A) hereof which remain unpaid as of the Change in Control shall be paid in one lump sum as of the date of the Change in Control.


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         Except as specifically provided in this Agreement, no other amounts will be payable by the Company to Executive.

              (b) The Company has previously granted to Executive options to purchase shares of the Company's common stock as set forth in Exhibit B hereto. Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then, on the Effective Date:

              (i) all such stock options which have not vested prior to the Termination Date shall immediately vest; and

              (ii) all such options which (x) are marked with an asterisk on said Exhibit B shall remain exercisable until the earlier to occur of (1) the third anniversary of the Termination Date and (2) the final stated expiration date of the option or restricted stock and (y) which are not so marked with an asterisk shall remain exercisable until the earlier to occur of (1) the date which is 90 days after the Termination Date and (2) the final stated expiration date of the option or restricted stock.

         All shares of the Company's common stock underlying such options will, when and if exercised, be issued to Executive pursuant to a Registration Statement on either Form S-3 or Form S-8 and, as such, will not be deemed to be "restricted securities" as contemplated by Rule 144 promulgated under the Securities Act of 1933, as amended.

              (c) Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then, beginning on the Effective Date, Executive shall be entitled, at the Company's expense, to the benefits that Executive was receiving or to which Executive was entitled as of the Termination Date pursuant to Section 4 of the Employment Agreement (other than the benefits described in Section 4(b) of the Employment Agreement) for a period of time following the Termination Date ending on the first to occur of (i) the third anniversary of the Termination Date or (ii) the date on which Executive commences full-time employment with another employer, but only if and to the extent Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits Executive was receiving or to which Executive was entitled under Section 4 of the Employment Agreement as of the Termination Date. If because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through the Company's plans, then the Company will provide Executive with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the Company in order to be payable, Executive shall be treated as having continued in the employment of the Company during such period of time as Executive is entitled to receive benefits under this SECTION 3(c). At such time as the Company is no longer required to provide Executive with life and/or disability insurance, as the case may be, Executive shall be entitled, at Executive's expense, to convert such life and disability insurance, as the case may be, into individually owned policies, except if and to the extent such conversion is not available


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         from the provider of such insurance. Executive acknowledges and agrees that his right to continue group health plan coverage for a period of time after the Termination Date in accordance with the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall be deemed to be satisfied by Executive's receipt of coverage as provided herein, to the extent that such benefit equals or exceeds the time period specified in COBRA. Executive agrees to execute any elections and forms and take such other action as may be required by the Company to waive his rights to COBRA coverage consistent with the foregoing. In the event that Executive's eligibility for health insurance benefits pursuant to this paragraph terminates before the expiration of the time period specified in COBRA, Executive shall maintain the right to continue group health plan coverage in accordance with the terms and conditions of COBRA for that period of time remaining under COBRA. Except as specifically modified herein, all other regular COBRA procedures and rules will apply. Executive acknowledges that Company may modify its premium structure, the terms of its plans and the coverage of the plans, including the termination of all or part of a plan. Executive agrees to notify Company when Executive is eligible to participate and/or begins participation in another group health plan.

              (d) Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then, on the Effective Date, Executive shall retain possession of the Sony laptop computer and home facsimile machine currently utilized by him in fulfilling his employment duties, PROVIDED, HOWEVER, that any confidential information (as defined in SECTION 11(a) below) and any software on the aforementioned computer that is licensed only to the Company shall be returned to the Company.

              (e) Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then, Executive shall be paid any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions of the Employment Agreement prior to the Termination Date and have not yet been paid, including without limitation any sums due under Sections 2(c), 4(c), 4(d) and 4(f) thereof and the last sentence of Section 10 thereof, provided that Executive provides the appropriate documentation of such expenses within 30 business days of the Termination Date.

              (f) Provided that Executive does not revoke this Agreement as provided at the end of this Agreement, then, within 90 days of the Effective Date, Executive shall pay to the Company, in repayment of the advance made by the Company to the Executive for payment of Medicare taxes payable in connection with certain option exercises, the amount of $25,243.22, plus interest thereon from April 26, 2002 to the date of repayment at a daily rate equal to $4.07.

         4. WELFARE BENEFIT PLAN CONTRIBUTIONS AND ACCRUALS. After the Termination Date, except as provided in SECTION 3(c) and SECTION 5 hereof, the Company shall not be obligated to continue, pay for, or provide Executive's health, dental, disability, life insurance and any other "welfare benefits" (as such term is defined under Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) or fringe benefits or perquisites.


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         5.   PENSION PLAN CONTRIBUTIONS AND ACCRUALS. After the Termination
Date, no further contributions, either by Executive or by the Company, shall be made to, or benefits accrued under, any employee pension benefit plan (as defined in Section 3(2) of ERISA) or deferred compensation plan or agreement (collectively, the "Company Plans") on behalf of Executive; PROVIDED, HOWEVER, Executive shall be entitled to receive any vested benefits due to him under such Company Plans as determined in accordance with the terms and conditions of such Company Plans and applicable law.

         6.   RECIPROCAL RELEASES AND WAIVERS OF CLAIMS.

              (a) Except with respect to a claim for any compensation or benefits under the employee benefit plans in which Executive participated by virtue of his employment, Executive, as his free and voluntary act, on behalf of himself and his spouse, dependents, heirs, executors, administrators, representatives, attorneys, and permitted assigns, hereby fully releases and discharges the Company, and its successors and assigns, and the past, present and future owners, directors, officers, employees, and agents of the Company, personally and in their official capacities (collectively, the "Releasees"), of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including, without limitation, any negligence claims and those which might arise out of allegations relating to a claimed breach of the Employment Agreement or any other aspect of Executive's employment relationship with the Company or stock option agreements, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, Executive Order 11246, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Americans with Disabilities Act, and the Family and Medical Leave Act, as each such Act may be amended from time to time, or any other applicable federal, state or local law, regulation or other requirement, which Executive might have or assert against any of the Releasees by reason of (i) any event which occurred on or before the date that Executive executes this Agreement, in connection with Executive's employment by the Company, and all circumstances related thereto, (ii) the termination of his employment (including any rights of Executive under the Employment Agreement or any other employment contract), or (iii) any matter, cause or thing whatsoever which may have occurred prior to the date that Executive executes this Agreement.

              (b) Executive acknowledges that Company's agreement to provide Executive with the payments and other benefits recited in
         SECTION 3 hereof is in consideration for Executive's release and waiver of claims, demands and causes of action as set forth in the immediately preceding paragraph in addition to Executive's other agreements contained herein. Executive understands and acknowledges that Executive would not receive the payments and benefits recited in SECTION 3 hereof but for his execution of this Agreement.


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              (c)      The Company hereby releases and discharges Executive, and
         his heirs, executors, administrators, representatives, attorneys, and permitted assigns, of and from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements of costs of any kind, including but not limited to, any and all claims, demands, rights and/or causes of action, including breach of fiduciary duty, breach of the duty of confidentiality, tortious interference with contract, defamation, libel, civil conspiracy, false light, invasion of privacy, actions which might arise out of allegations relating to a claimed breach of the Employment Agreement or any other aspect of Executive's employment relationship with the Company relating to purported employment discrimination or civil rights violations, which the Company might have or assert against Executive, but only with respect to or by reason of any event which occurred prior to the date that the Company executes this Agreement.

         7. COOPERATION AND INDEMNIFICATION IN THE EVENT OF THIRD-PARTY LITIGATION.

              (a) In the event that any third-party (including, without limitation, any private party or governmental entity) asserts a claim or legal cause of action, initiates a governmental review, or initiates a legal proceeding (civil or criminal), with respect to any events or matters with which Executive was formerly involved as an employee of Company, the Company shall indemnify Executive to the same extent, and subject to the same terms, conditions and limitations, as would be applicable under the by-laws of the Company to an individual who is an officer of the Company. To the extent permitted by the Company's applicable director and officer insurance policy, Executive shall be entitled to coverage under such policy for actions taken in the scope of his service as an officer of the Company.

              (b) In consideration for such indemnification, Executive agrees to make himself freely available to cooperate in the defense and in the preparation of the legal response if any third party (including, without limitation, any private party or governmental entity) asserts a claim or legal cause of action, initiates a governmental review, or initiates a legal proceeding (civil or criminal), with respect to any events or matters with which Executive was formerly involved as an employee of Company and, in such a case, the Company shall reimburse Executive for reasonable travel costs in connection with rendering any such assistance. Executive agrees to cooperate to the fullest extent of his abilities with Company and, if requested by Company to do so, with any attorney, expert or other person Company may designate, in the investigation, defense and resolution of any threatened or asserted litigation, claim, potential claim, or investigation initiated by or involving the Company, including, without limitation, truthfully testifying on behalf of Company in connection with any such investigation or proceeding. The Company agrees to use reasonable efforts to schedule any work or appearances of Executive required pursuant to this SECTION 7(b) so as to not unreasonably conflict with Executive's employment with another employer.

              (c) In consideration for any such cooperation rendered by Executive pursuant to this SECTION 7, but only to the extent permitted by applicable legal or court


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         requirements the Company shall pay Executive $140 per hour for the reasonable period of time, including travel time, devoted exclusively to rendering such assistance. Such hourly fee shall be payable for all hours actually devoted to such assistance (including hours in transit) to the extent permitted by applicable legal or court requirements, and will not be limited to 8 hours per day if the hours of active assistance (and travel) exceed 8 hours in any given day.

              (d)      Subject to the scope of the indemnification in paragraph
         (a) above, in the event of a civil action commenced by a private party which implicates Executive in connection with his conduct during his period of service as an employee of the Company, the Company reserves the right and discretion to retain counsel to jointly represent the Company and Executive, unless and until such counsel determines that the interests of the Company and Executive pose a conflict of interest for such counsel under the applicable code of professional conduct. In the event that separate counsel is necessary for Executive, he may select counsel of his choice subject to the approval of the Company which shall not be unreasonably withheld. The Company will reimburse the reasonable attorney's fees and costs of counsel for Executive, and such reimbursement will be paid as services are rendered, subject to a right of the Company to recover the amount of such payments from Executive in the event, and to the extent, that a court or agency finds that the relevant actions of Executive were either (i) unlawful (unless the Company was found to have directed the unlawful action) or (ii) outside the scope of his duties as an employee.

              (e) As used in this SECTION 7, the term "reasonable attorneys' fees" shall not include any attorney time or expense for the purpose of initiating or maintaining any counterclaim by Executive against the Company or any private party or governmental entity, unless the Companythen consents, in its sole discretion and in writing, to cover Executive's attorneys' fees for any such counterclaim.

              (f) The provisions of this SECTION 7 shall expire six (6) years from the Termination Date; provided that if a claim is made but final resolution thereof has not been obtained within such six-year period, the provisions of this SECTION 7 shall continue as to that claim until final resolution is obtained.

         8.   RETURN OF PROPERTY; INTELLECTUAL PROPERTY RIGHTS.

              (a) Executive agrees that he shall, not later than the date Executive receives his first severance payment pursuant to SECTION 3(a)(i)(A) hereof, or any earlier date when requested to do so by the Company, return to the Company all property of the Company, including, for example, files and records (whether on paper or in tapes, disks, or other machine-readable form), credit cards, engineering reports, employee IDs, vehicles and office equipment, and all documents and other materials in Executive's possession, custody or control (whether prepared by Executive or others) obtained by Executive from the Company or a customer, supplier or contractor of the Company and relating to the past, present or anticipated business, finances or affairs of the Company, including, without limitation, any confidential information (as defined in SECTION 11(a) below); PROVIDED, HOWEVER, that Executive may either return to the Company or destroy


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         any immaterial personal notes or files that Executive has created. At the request of Executive, the Company may agree in writing to allow Executive to retain possession of any property of the Company. Executive shall at all times cooperate with the Company in executing and delivering documents requested by the Company that are necessary to assist the Company in patenting or registering any programs, ideas, inventions, discoveries, copyright material or trademarks, and to vest title thereto in the Company.

              (b) Executive affirms that he has no claims against the Company arising out of his employment or any other matter, and that he has not filed any lawsuits, charges, complaints, petitions, or accusatory pleading against the Company with any governmental agency or in any court, based upon or related in any way to any events occurring on or prior to the date that Executive executes this Agreement.

         9. NON-ADMISSION OF LIABILITY. This Agreement shall not constitute or be construed as an admission by the Company or any other person or entity of any liability to, or the validity of, any claim by Executive. Executive acknowledges and agrees that he has been treated in a fair and lawful manner, and it is agreed between the parties that nothing herein is intended or shall be construed as an admission of fault or liability by the Company or its directors, officers, employees, agents, successors and assigns.

         10.  CONFIDENTIALITY; NON-DISPARAGEMENT.

              (a) Except as may be required under compulsion of law, Executive agrees not to disclose or discuss, other than with his legal counsel, personal tax or financial adviser, or his spouse, either the existence of or any details of this Agreement. With respect to any financial advisor (other than his tax advisor), Executive may disclose the compensation and benefits which may result as a consequence of this Agreement, but Executive shall not disclose to any such financial adviser any other sections or provisions of this Agreement or any related matter. In the event Executive discusses this Agreement with any such legal counsel or advisor, or with his spouse, he will instruct such person not to disclose or discuss the existence or any details of this Agreement, or any related matter, with any other person, except as may be required under compulsion of law.

              (b) In the event that the disclosure of the terms of this Agreement is ordered in the context of a court proceeding, Executive shall promptly notify the Company prior to disclosure so that the Company may seek a protective order or other appropriate remedy and Executive shall cooperate with the Company in connection therewith.

              (c) Executive agrees that he will not disparage, harm or take any action that would reasonably be expected to embarrass the Company or its directors, officers, employees, agents or successors; PROVIDED, HOWEVER, Executive shall retain the right to discuss information concerning the duties and responsibilities of his former employment with prospective employers, excluding any confidential information (as defined in SECTION 11(a) below); and PROVIDED FURTHER, that Executive fully retains the right to inform his legal counsel of all matters concerning his former employment and the termination thereof if said information is communicated as a matter of confidential attorney-client privilege. Executive shall not make any statements, whether regarded as


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         true or not, which would have the effect of causing any existing or prospective lenders, purchasers, creditors, customers, suppliers, employees or other persons or entities to question the financial condition, integrity, reputation, character or quality of the Company, or its management, employees, and affiliates. Executive shall not at any time make a statement of any kind, which is calculated to, or which foreseeably will, damage the business or reputation of the Company or its affiliates, or the past or present directors, officers or employees of any of them. The Company agrees that it will not, and that it will instruct its directors and officers not to, disparage, harm or take any action that would reasonably be expected to embarrass Executive. The Company shall issue a press release which includes an announcement regarding the termination of the employment relationship between the Company and Executive, and, prior to making such press release, the Company shall provide Executive with the portion thereof discussing such termination for comment by Executive. Executive will direct all requests for recommendations to prospective employers solely to Francis
         D. John, and upon receiving such request, the Company will provide a favorable recommendation.

              (d) Except as may be required by law, legal process or the rules or regulations of any self-regulatory body to which the Company is subject, the Company shall not disclose the terms of this Agreement, except to the extent that it is reasonably necessary or desirable in furtherance of its business purposes to do so in connection with the conduct of its business or the preparation of its financial or other reports or filings. Executive acknowledges that the terms and conditions of this Agreement may have to be described in, and that this Agreement may have to be filed as an exhibit to, one or more of the Company's proxy statements or filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or other applicable legal or regulatory requirements and agrees that no such description or filing shall in any way affect Executive's obligations hereunder, except that Executive shall be released from his obligations under SECTIONS 10(a) AND 10(b) above, and the Company shall be released from its obligations under the first sentence of this
         SECTION 10(d), solely with respect to the information so disclosed or filed.

         11. CONFIDENTIAL INFORMATION

             (a) Executive agrees that he shall not, without the express written consent of the Chief Executive Officer or General Counsel of the Company, directly or indirectly communicate or divulge to, or make available to, or use for his own benefit or for the benefit of, any competitor or any other person or entity, any of the Company's trade secrets, engineering and reserve data, proprietary data or other confidential or proprietary information (hereafter collectively referred to as "confidential information"), which confidential information was communicated to or otherwise learned or acquired by Executive through his employment or other associations with the Company, except that Executive may disclose confidential information only to the extent that disclosure is required (i) at the Company's direction or (ii) by a court or other governmental agency of competent jurisdiction (in which event Executive shall promptly notify the Company prior to disclosure so that the Company may seek a protective order or other appropriate remedy and Executive shall cooperate with the Company in connection therewith). Executive shall not use such confidential information in any way or in any capacity other


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         than as expressly consented to by the Chief Executive Officer or
         General Counsel of the Company.

              (b) Such confidential information shall be deemed to include any and all information regarding the Company other than information disclosed in its public filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or information that becomes public other than by violation of SECTIONS 10 OR 11 hereof. Such confidential information shall also include, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Company), ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Company expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Company.

              (c) Executive agrees that all records, drawings, data, samples, models, correspondence, manuals, notes, reports, notebooks, proposals, and any other documents concerning the Company's customers or products or other technical, payroll, financial or business information used by the Company and any other tangible materials or copies or extracts of tangible materials regarding the Company's operations or business, received by Executive during his employment with the Company are, and shall be, the property of the Company exclusively, with the exception of those items to which the Company has agreed in writing to permit Executive to retain possession of pursuant to SECTION 8(a) hereof. Executive agrees to immediately return to the Company all of the material mentioned above, including writing notes, memoranda or notes taken by Executive and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, except that Executive may retain possession of those items to which the Company has consented to his continued retention in writing pursuant to SECTION 8(a) hereof. No copies will be made by Executive, or retained by Executive, of any such confidential information, whether or not developed by Executive.

              (d) The parties agree that all work product conceived, created or developed by Executive either solely or jointly with others in the course or as a result of his employment with the Company is proprietary to Company and constitutes confidential information subject to this Agreement. The parties further agree that Company is the sole owner of all such work product.

         12. WAIVER OF AGE DISCRIMINATION CLAIMS. Executive specifically, knowingly and voluntarily waives any and all rights and claims arising under the Age Discrimination in Employment Act (ADEA), which claims have arisen as of the date that Executive executes this Agreement. Executive acknowledges that the consideration set forth in SECTION 3 hereof includes consideration for Executive's agreement herein to waive any and all rights and claims arising under the ADEA.

         13. CONTINUANCE OF SECTION 6 OF EMPLOYMENT AGREEMENT. Executive hereby reaffirms his obligations under Section 6 of the Employment Agreement with the same force and effect as such Section were set forth fully herein (together with any other provisions of the Employment Agreement necessary or desirable to enforce such Section 6), and acknowledges and agrees that he shall continue to be bound by such Section 6 on and after the Termination Date.

         14. NO WAIVER AND HEADINGS. The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision in this Agreement. The headings of sections as used herein are intended for reference purposes only and shall not affect the interpretation of this Agreement.

         15. TERMINATION OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. The Employment Agreement shall terminate on the Effective Date effective as of the Termination Date and be of no further force or effect (except that the obligations of Executive pursuant to Section 6 thereof, together with any other provisions of the Employment Agreement necessary or desirable to enforce such
Section 6, shall remain in full force and effect as provided herein); PROVIDED, HOWEVER, that if the conditions for receiving the severance payments contained in SECTION 3(a) hereof are not met and the first such severance payment is not made, the Employment Agreement shall remain in effect unless and until terminated in accordance with the terms thereof and this Agreement shall automatically terminate and be of no force or effect.

         16. ENTIRE AGREEMENT. The parties acknowledge and agree that this Agreement, together with Section 6 of the Employment Agreement and any other provisions of the Employment Agreement necessary or desirable to enforce such
Section 6, constitutes the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous employment, severance or other agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement except as expressly provided herein; and that all such previous agreements, except as expressly provided in this Agreement, are expressly superseded and revoked by this Agreement. Executive hereby declares and represents that no promise, inducement, or agreement not contained in this Agreement has been made or offered to him, and that the terms hereof are contractual and not a mere recital.

         17. AMENDMENT. This Agreement shall not be modified by any subsequent agreement unless the modifying agreement (a) is in writing, (b) contains an express provision referencing this Agreement, (c) is executed by a designated officer of the Company, and (d) is executed by Executive.

         18. CONSULTATION WITH LEGAL COUNSEL. This Agreement creates legal obligations and the Company hereby advises Executive to consult with an attorney prior to executing this Agreement. Executive acknowledges and agrees that he has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement. Both parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired, and after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.

         19. BINDING EFFECT. This Agreement shall inure to the benefit of the Company (as defined in SECTION 1 hereof), and to its successors and assigns, and to the persons released hereunder pursuant to SECTIONS 6 AND 12 hereof. This Agreement shall inure to the benefit of Executive and his heirs, executors, administrators, representatives, attorneys and permitted assigns; PROVIDED, HOWEVER, that this Agreement is personal to Executive, and Executive may not assign, delegate or otherwise transfer any of his rights, duties or obligations hereunder without the written consent of the Chief Executive Officer or General Counsel of the Company, and any attempt to do so without such written consent shall be deemed void and of no force and effect.

         20. NOTICES. Except as expressly provided herein, notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the fourth business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

                  (1)      If to Company, addressed to:

                           Key Energy Services, Inc.
                           400 South River Road
                           New Hope, PA 18938
                           Attention: General Counsel

                           With a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA  02110
                           Attention:  Winthrop G. Minot, Esq.

                  (2) If to Executive, addressed to the address set forth below his name on the execution page hereof, with a copy to:

                           Dow, Lohnes & Albertson , PLLC
                           1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, D.C. 20036-6802
                           Attention: Paul R. Lang, Esq.

or to such other address as either party may have furnished to the other party in writing in accordance with this SECTION 20.

         21. EXECUTIVE ACKNOWLEDGMENT/NO STRICT CONSTRUCTION. Executive represents to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read the Agreement and that he understands its terms and conditions. The parties hereto agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. Executive also represents that he is free to enter into this Agreement. Executive acknowledges that he has had the opportunity to consult with counsel of his choice, independent of the Company's counsel, regarding the terms and conditions of this Agreement.

         22. GOVERNING LAW. The laws of the Commonwealth of Pennsylvania, without regard to conflicts of law provisions, shall govern the enforceability, interpretation and legal effect of this Agreement.

         23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall be enforceable.


         STATEMENT BY EXECUTIVE: THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. I HAVE CAREFULLY READ AND FULLY UNDERSTOOD THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (NOT LESS THAN A PERIOD OF 21 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE MY CONSENT TO THIS AGREEMENT WITHIN SEVEN (7) DAYS FOLLOWING THE DATE I SIGN THIS AGREEMENT BY NOTICE TO THE COMPANY OF MY REVOCATION ACTUALLY RECEIVED WITHIN SEVEN
         (7) DAYS AFTER I HAVE SIGNED THIS AGREEMENT; THEREAFTER, I CANNOT REVOKE THIS AGREEMENT. I UNDERSTAND THAT MY RIGHTS UNDER THIS AGREEMENT, INCLUDING MY RIGHT TO RECEIVE THE PAYMENTS AND OTHER BENEFITS PROVIDED HEREIN, ARE CONTINGENT ON MY SIGNATURE BELOW AND NOT REVOKING THIS AGREEMENT WITHIN THE 7-DAY PERMITTED REVOCATION PERIOD.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed this Agreement with the intent that it be enforceable in all respects.


EXECUTIVE:

/s/ Thomas K. Grundman                         /s/ Diane V. Garrity
------------------------------------           ---------------------------------
Thomas K. Grundman                                  Witness' Signature
Address: 4 Bowman's Drive
        ----------------------------
         New Hope, PA 18938                    Name: Diane V. Garrity
        ----------------------------                ----------------------------
Date:    5/6/02                                Date: 5/6/02
     -------------------------------                ----------------------------



THE COMMONWEALTH OF PENNSYLVANIA

COUNTY OF BUCKS



         BEFORE ME, the undersigned authority, on this day personally appeared Thomas K. Grundman, known to me to be the person whose name is subscribed to the foregoing Separation and Release Agreement, who acknowledged to me that he executed the same for the purposes and consideration therein expressed.

         GIVEN UNDER MY HAND AND SEAL on this 6th day of May, 2002.

         (Seal)


ATTEST:                                        COMPANY:


By: /s/ Jack D. Loftis, Jr.                    By: /s/ Francis D. John
   ---------------------------------              ------------------------------

Name: Jack D. Loftis, Jr.                      Name: Francis D. John
     -------------------------------                ----------------------------
Title: Sr. VP & General Counsel                Title: Chairman & CEO
      ------------------------------                 ---------------------------

Date: 5/6/02                                   Date: 5/6/02
     -------------------------------                ----------------------------

                                                                       EXHIBIT A

                        DEFINITION OF "CHANGE IN CONTROL"

         The occurrence of any of the following shall constitute a "Change in Control" of the Company:

              (a) If any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as from time to time in effect (the "Exchange Act"), or any successor provision), other than the Company, becomes the beneficial owner directly or indirectly of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than twenty-five percent (25%) of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company;

              (b) If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the Exchange Act, and any person (as defined in Section 3(a)(9) of the Exchange Act, or any successor provision), other than the Company, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, if after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision);

              (c) If the stockholders or the Board of Directors of the Company (the "Board") approve any consolidation or merger of the Company (i) in which the Company is not the continuing or surviving corporation unless such merger is with a subsidiary of the Company (a "Subsidiary") at least eighty percent (80%) of the Voting Power of which is held by the Company or (ii) pursuant to which the holders of the Company's shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company;

              (d) The stockholders or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

              (e) Upon the election of one or more new directors of the Company, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election.

         As used in this definition of "Change in Control", "Common Stock" means the Common Stock, or if changed, the capital stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company's stockholders after the distribution to any holders of capital stock with preferential rights.

         Notwithstanding the occurrence of any of the events described in the immediately preceding clauses (a) and (b) which would otherwise result in a Change in Control pursuant to said clause (a) or (b), the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control pursuant to said clause (a) or (b) but which would not constitute such a Change in Control if the phrase "fifty percent (50%)" were to be substituted for the phrase "twenty-five percent (25%)" each place it appears therein shall not be considered such a Change in Control; provided, however, that such determination shall not affect any accelerated vesting of any stock options or restricted stock purchase rights or any extensions of the term of exercisability of such options or rights which would otherwise have occurred by virtue of such events; and provided, further, that such determination shall not be effective hereunder unless the Company shall have at least one other executive officer who has a provision similar to this paragraph in such executive officer's employment agreement with the Company and the Board shall make such determination with respect to all executive officers of the Company who have a provision similar to this paragraph in such executive officers' employment agreements with the Company. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be or probably would lead to such a Change in Control; or within thirty (30) days after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably would lead to such a Change in Control.

                                                                       EXHIBIT B

                                             OUTSTANDING OPTIONS


   DATE GRANTED       NUMBER OF SHARES      EXERCISE PRICE     VESTING STATUS    STATED EXPIRATION DATE   *
   ------------       ----------------      --------------     --------------    ----------------------   -
      5/5/1999              50,000               $3.00               Vested              5/5/2009
      5/5/1999              50,000               $3.00           Not Vested              5/5/2009
     4/18/2000             250,000               $8.50               Vested             4/18/2010         *
     4/18/2000             250,000               $8.50           Not Vested             4/18/2010         *
    12/11/2000              45,000               $8.25               Vested            12/11/2010         *
    12/11/2000              90,000               $8.25           Not Vested            12/11/2010         *
    10/16/2001             150,000               $8.00           Not Vested            10/16/2011         *
